DELAWARE GROUP GOVERNMENT FUND

Delaware American Government Bond
Fund

Supplement to the
Statement of Additional Information
dated September 30, 2003


The following supplements the
section in the Fund's Statement of
Additional Information entitled
"Investment Policies":

Swaps, Caps, Floors and Collars
Delaware American Government Bond
Fund may enter into interest rate
and index swaps and the purchase or
sale of related caps, floors and
collars.  The Fund expects to enter
into these transactions primarily to
preserve a return or spread on a
particular investment or portion of
its portfolio, as a duration
management technique or to protect
against any increase in the price of
securities the Fund anticipates
purchasing at a later date.  The
Fund intends to use these
transactions as hedges and not
speculative investments and will not
sell interest rate caps or floors
where it does not own securities or
other instruments providing the
income stream the Fund may be
obligated to pay.  Interest rate
swaps involve the exchange by the
Fund with another party of their
respective commitments to pay or
receive interest, e.g., an exchange
of floating rate payments for fixed
rate payments with respect to a
nominal amount of principal.  An
index swap is an agreement to swap
cash flows on a notional amount
based on changes in the values of
the reference indices.  The purchase
of a cap entitles the purchaser to
receive payments on a notional
principal amount from the party
selling such cap to the extent that
a specified index exceeds a
predetermined interest rate or
amount.  The purchase of a floor
entitles the purchaser to receive
payments on a notional principal
amount from the party selling such
floor to the extent that a specified
index falls below a predetermined
interest rate or amount.  A collar
is a combination of a cap and a
floor that preserves a certain
return within a predetermined range
of interest rates or values.

The Fund will usually enter into
swaps on a net basis, i.e., the two
payment streams are netted out in a
cash settlement on the payment date
or dates specified in the
instrument, with the Fund receiving
or paying, as the case may be, only
the net amount of the two payments.
Inasmuch as these swaps, caps,
floors and collars are entered into
for good faith hedging purposes, the
investment manager and the Fund
believe such obligations do not
constitute senior securities under
the Investment Company Act of 1940
(the "1940 Act") and, accordingly,
will not treat them as being subject
to its borrowing restrictions.  The
Fund will not enter into any swap,
cap, floor or collar transaction
unless, at the time of entering into
such transaction, the unsecured
long-term debt of the counterparty,
combined with any credit
enhancements, is rated at least A by
S&P or Moody's or is determined to
be of equivalent credit quality by
the Manager.  If there is a default
by the counterparty, the Fund may
have contractual remedies pursuant
to the agreements related to the
transaction.  The swap market has
grown substantially in recent years
with a large number of banks and
investment banking firms acting both
as principals and as agent utilizing
standardized swap documentation.  As
a result, the swap market has become
relatively liquid.  Caps, floors and
collars are more recent innovations
for which standardized documentation
has not yet been fully developed
and, accordingly, they are less
liquid than swaps.


This Supplement is dated October 13,
2003.